HILLS BANCORPORATION
                              An Iowa Corporation

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 April 15, 1996

         The Annual Meeting of the Shareholders of Hills Bancorporation, an Iowa corporation (the "Company"), will be held at the Hills Community Center, Hills, Iowa, on Monday, the 15th day of April, 1996, at 4:00 o'clock p.m., local time, for the following purposes:

  1. To adopt a proposed amendment to the Restated Articles of Incorporation increasing the authorized capital stock of the Company from 2,000,000 to 10,000,000 shares of common stock without par value. Adoption of this amendment will enable the Company to effect the 3 for 1 stock split of the Company's outstanding shares which has been authorized by the Board of Directors (subject to shareholders approval of this amendment).

  2. To elect four members of the Board of Directors.

  3. To transact such other business as may properly be brought before the meeting or any adjournments thereof.

         The Board of Directors has fixed the close of business on March 25, 1996, as the record date for the determination of the shareholders entitled to notice of, and to vote at, the meeting. Accordingly, only shareholders of record at the close of business on that date will be entitled to vote at the meeting, or any adjournments thereof.

         TO INSURE YOUR REPRESENTATION AT THE MEETING, THE BOARD OF DIRECTORS OF THE COMPANY SOLICITS YOU TO MARK, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE. YOUR PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS EXER-CISED AND, IF YOU ARE ABLE TO ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY WITHDRAW YOUR PROXY AND DO SO.

Date:    March 25, 1996                       By Order of the Board of Directors



                                              /s/ Dwight O. Seegmiller
                                              ----------------------------------
Hills Bancorporation                          Dwight O. Seegmiller, President
131 Main Street
Hills, Iowa 52235

                              HILLS BANCORPORATION
                                131 Main Street
                               Hills, Iowa 52235

               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

                          To Be Held on April 15, 1996

         This Proxy Statement is furnished to shareholders of Hills Bancorporation (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company for the Annual Meeting of Shareholders to be held April 15, 1996, and any adjournments thereof. This Proxy Statement and form of Proxy enclosed herewith are first sent to the shareholders of the Company entitled thereto on or about March 25, 1996.

         If the accompanying Proxy is properly signed and returned and is not withdrawn or revoked, the shares represented thereby will be voted in accordance with the specifications thereon. If the manner of voting such shares is not indicated on the Proxy, the shares will be voted FOR adoption of the proposed amendment to the Restated Articles of Incorporation and FOR the election of the nominees for directors named herein. Approval of the proposed amendment to the Restated Articles of Incorporation requires that the votes cast in favor of the proposed amendment exceed the votes cast in opposition. Election of any nominee as a director requires a majority of the votes cast by the shares entitled to vote at a meeting at which a quorum is present.

         Only shareholders of record at the close of business on March 25, 1996, are entitled to notice of and to vote at the meeting. There were 487,868 shares of Common Stock of the Company outstanding at the close of business on that date, all of which will be entitled to vote. The presence, in person or by proxy, of the holders of a majority of such outstanding shares is necessary to constitute a quorum for the transaction of business at the meeting. Holders of the shares of Common Stock are entitled to one vote per share standing in their names on the record date on all matters. Shareholders do not have cumulative voting rights. If the holder of shares abstains from voting on any matter, or if shares are held by a broker which has indicated that it does not have discretionary authority to vote on a particular matter, those shares will be counted for quorum purposes, but will not be counted as votes cast with respect to any matter to come before the meeting and will not affect the outcome of any matter.

         The Company will bear the cost of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by officers, directors and regular employees of the Company, without extra compensation, by telephone, facsimile or personal contact. It will greatly assist the Company in limiting expense in connection with the meeting if shareholders who do not expect to attend in person will return signed proxies promptly whether they own a few or many shares.

         A shareholder may revoke his or her Proxy at any time prior to the voting thereof by filing with the Secretary of the Company at the Company's principal office at 131 Main Street, Hills, Iowa 52235, a written revocation or a duly executed Proxy bearing a later date. A shareholder may also withdraw the Proxy at the meeting at any time before it is exercised.

          PROPOSED AMENDMENT TO THE RESTATED ARTICLES OF INCORPORATION

         The Board of Directors of the Company has adopted a resolution setting forth the following proposed amendment to the Restated Articles of Incorporation of the Company and directing that the proposed amendment be submitted to a vote of shareholders of the Company at the 1996 Annual Meeting of Shareholders. The affirmative vote of the majority of the outstanding shares of the Company (which can be represented at the Annual Meeting either in person or by proxy) will be required to approve the proposed amendment to the Restated Articles of Incorporation of the Company.

                               PROPOSED AMENDMENT

         "RESOLVED, that Article III, Section 1 of the Restated Articles of Incorporation of the Company be amended by deleting present Section 1 in its entirety and inserting in lieu thereof the following:

         Section  1.  The  aggregate   number  of  shares  of  stock  which  the
corporation is authorized to issue is Ten Million (10,000,000), all common stock."

                        DISCUSSION OF PROPOSED AMENDMENT

         The Board of Directors has authorized a 3 for 1 stock split subject to approval by the shareholders of the proposed amendment to Section 1 of Article III of the Company's Restated Articles of Incorporation increasing the authorized number of shares from 2,000,000 to 10,000,000. The Iowa Business Corporation Act permits the Board of Directors to authorize a stock split or distribution without subsequent shareholder approval. By voting on this Proposed Amendment, the shareholders are voting solely on the question of amending the Restated Articles of Incorporation to increase the Company's authorized number of shares. The amendment is necessary in order to insure that there will be a sufficient number of shares to effectuate the 3 for 1 stock split while still providing for a sufficient number of authorized but unissued shares of common stock as may be necessary to facilitate such general corporate purposes as may arise from time to time.

         If the Proposed Amendment is approved and the 3 for 1 stock split effectuated, the number of outstanding shares of the Company's common stock will be increased from 487,868 to 1,463,604. Management is hopeful that such an increase in the outstanding shares will contribute to a continual broadening of public ownership of the Company's shares and improved marketability for such shares. At the present time, management does not believe that an established trading market exists for the Company's shares. If the Proposed Amendment is approved by the shareholders and the proposed 3 for 1 stock split approved by the Board of Directors effectuated, each shareholder of record on the date on which the Proposed Amendment becomes effective (the date of filing Articles of Amendment with the Secretary of State of the State of Iowa) will be entitled to receive the distribution of shares resulting from such 3 for 1 split. It is expected that Articles of Amendment (concerning the proposed amendment, assuming their approval by the shareholders) will be filed with the Iowa Secretary of State and become effective on or about April 16, 1996. Each outstanding certificate representing shares of common stock on the effective date shall thereafter continue to represent the same number of shares of common stock. CERTIFICATES REPRESENTING THOSE SHARES WHICH ARE PRESENTLY ISSUED AND OUTSTANDING WILL NOT BE CANCELLED AND WILL NOT HAVE TO BE SURRENDERED IN EXCHANGE FOR A NEW CERTIFICATE(S). AS SOON AS PRACTICABLE FOLLOWING THE EFFECTIVE DATE, THERE WILL BE MAILED TO EACH SHAREHOLDER A NEW CERTIFICATE OR CERTIFICATES REPRESENTING TWO SHARES OF COMMON STOCK FOR EACH ONE SHARE OF COMMON STOCK WHICH SUCH SHARE-HOLDER HELD OF RECORD ON THE EFFECTIVE DATE.

         The Company has been advised by its tax advisor that the receipt by a shareholder of the additional shares pursuant to the stock split will not be subject to federal income tax under existing laws. However, the stock split will result in an adjustment of the cost or other basis of your shareholdings for federal income tax purposes, in that the cost or other basis for each share held by a shareholder as of the effective date will be apportioned one-third to such share and one-third to each of the additional two shares received in connection with such stock split. Shareholders should consult their personal tax advisors concerning any questions that they may have with respect to changes in the basis of their shareholdings as a result of the stock split.

                         UNANIMOUS BOARD RECOMMENDATION

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THE ADOPTION OF THE PROPOSED AMENDMENT AND YOUR PROXY IS SOLICITED FOR THAT PURPOSE. SHAREHOLDERS ARE URGED TO VOTE IN FAVOR OF THE PROPOSED AMENDMENT BY MARKING "FOR" IN THE APPROPRIATE BOX ON THE ACCOMPANYING PROXY AND EXECUTING AND RETURNING THE PROXY TO MANAGEMENT. IF NO DIRECTION IS GIVEN, THE PROXY WILL BE VOTED FOR THE PROPOSED AMENDMENT.

           INFORMATION CONCERNING NOMINEES FOR ELECTION AS DIRECTORS

         The Company has eleven directors with staggered terms of office. Four directors are to be elected at the 1996 Annual Meeting of Shareholders for a three year term. The Board of Directors has no reason to believe that any nominee will be unable to serve as a director, if elected. However, in case any nominee should become unavailable for election, the proxy will be voted for such substitute, if any, as the Board of Directors may designate. Effective on April 14, 1997, one of the nominees, William H. Olin, D.D.S. will retire because he will have reached the mandatory retirement age of 72 established by the Board of Directors. The Board of Directors has made no determination concerning what steps, if any, will be taken to fill the vacancy which will exist by reason of Dr. Olin's retirement.

         Each director of the Company also serves as a director of the Company's wholly-owned subsidiary, Hills Bank and Trust Company (the "Bank"). The Company anticipates that all nominees and directors will continue to serve as directors of the Bank, being elected to such positions by the vote of the Company as the sole shareholder of the Bank.

         Set forth below are the names of the four persons nominated by the Board of Directors for election as directors at the 1996 Annual Meeting along with certain other information concerning such persons.

Name and Year                    Positions &       Principal Occupation or
First Became                     Offices Held         Employment During
a Director                Age    With Company        the Past Five Years
-------------             ---    ------------      -----------------------

Nominees for Director for a 3 Year Term Expiring at the 1999 Annual Meeting

William H. Olin, D.D.S     72    Director &      Dentist-The University
1984-Company                     Vice-President  of Iowa Hospitals and Clinics
1968-Bank

Theodore H. Pacha          47    Director        Executive Officer and owner of
1990-Company                                     Hawkeye Medical Supply, Inc.
1990-Bank                                        (medical supplies)

Ann Marie Rhodes           42    Director        Vice President for
1993-Company                                     University Relations -
1993-Bank                                        The University of Iowa,
                                                 January, 1991 to present;
                                                 previously Assistant
                                                 Vice President for
                                                 Finance and University
                                                 Services - The University
                                                 of Iowa

Ronald E. Stutsman         56    Director        Executive officer and
1984-Company                                     shareholder of Eldon C.
1981-Bank                                        Stutsman, Inc.
                                                 (fertilizer plant)

              INFORMATION CONCERNING DIRECTORS OTHER THAN NOMINEES

         The following table sets forth certain information with respect to directors of the Company who will continue to serve subsequent to the 1996 Annual Meeting and who are not nominees for election at the 1996 Annual Meeting.

Name and Year                    Positions &       Principal Occupation or
First Became                     Offices Held         Employment During
a Director                Age    With Company        the Past Five Years
-------------             ---    ------------      -----------------------

Directors Serving Until the 1997 Annual Meeting

Willis M. Bywater         57     Director          Executive officer and
1984-Company                                       shareholder of Economy
1979-Bank                                          Advertising Company
                                                   (commercial printing and
                                                   sales of advertising
                                                   specialties)

Thomas J. Gill, D.D.S.    49     Director          Dentist - Private Practice
1993-Company
1993-Bank

Donald H. Gringer         61     Director           Executive officer and
1988-Company                                        shareholder of Gringer
1988-Bank                                           Feed and Grain (grain
                                                    elevator)

Dwight O. Seegmiller      43     Director &         President of the
1986-Company                     President          Company and the Bank
1986-Bank

Directors Serving Until the 1998 Annual Meeting

Richard W. Oberman        60     Director           Farmer
1984-Company
1980-Bank

Earlis Rohret             71     Director &         Farmer
1984-Company                     Vice President
1976-Bank

Earl M. Yoder             68     Director           Executive officer and
1984-Company                                        owner of Earl Yoder
1984-Bank                                           Construction Co.

None of the nominees or directors serves as a director of another company whose securities are registered under the Securities Exchange Act of 1934 or a company registered under the Investment Company Act of 1940.

                 INFORMATION CONCERNING THE BOARDS OF DIRECTORS

Board of Directors of Company

         The Board of Directors of the Company meets on a regularly scheduled basis. During 1995, the Board of Directors of the Company held an annual meeting and thirteen regular meetings. The Board of Directors of the Company has established a committee consisting of the ten non-employee directors (all directors but Mr. Seegmiller) to administer and grant awards under the Hills Bancorporation 1993 Incentive Stock Plan (the "Incentive Stock Plan"). During 1995, the Incentive Stock Committee held one meeting. The Board of Directors of the Company has not established any standing executive, audit, nominating or compensation committees or committees performing similar functions. During 1995, all directors of the Company attended at least seventy-five percent of the total number of meetings of the Board and the Incentive Stock Committee. Except as noted below, directors are not compensated for attending meetings of the Board of Directors of the Company or the Incentive Stock Committee.

         Upon approval of the Incentive Stock Plan by the Company's shareholders at the 1993 Annual Meeting, options to purchase up to 685 shares of Company Common Stock were granted in accordance with the terms of the plan to each non-employee director of the Company (all directors but Mr. Seegmiller). The options were immediately exercisable upon grant at an exercise price of $76.00 per share. The options were granted in tandem with dividend equivalents, enti-tling the holder of the option to receive, upon exercise of the option, a cash payment equal to the dividends paid with respect to the shares purchased from the date the option was granted through the date the option is exercised. The options will expire on the earlier of April 19, 2003 or two years after the director's term of service on the Board of Directors of the Company ends.

Board of Directors of Bank

         The business and affairs of the Bank are managed directly by the Board of Directors of the Bank, the membership of which is identical to that of the Board of Directors of the Company. The Board of Directors of the Bank holds regular monthly meetings. In 1995, the Board had twelve regular meetings and one special meeting. The Board of Directors of the Bank has established the Trust Committee, Audit Committee, Loan Committee and Employee Stock Ownership Plan ("ESOP") Committee as standing committees of the Board of Directors. Rhodes and Rohret serve on the Trust Committee; Gill, Pacha, and Rhodes on the Audit
Committee; Bywater, Gill, Gringer, Rohret, Stutsman, and Yoder on the Loan Committee; and Mr. Olin serves on the ESOP Committee. The five directors not appointed to the Loan Committee are invited to attend meetings of that committee and are compensated at normal rate for each meeting attended. The Bank has established no standing executive, nominating or compensation committees of the Board of Directors or committees performing similar functions.

         The Trust Committee is responsible for overseeing and annually reviewing the status of all trusts for which the Bank acts in a fiduciary capacity. The Trust Committee met twelve times during 1995. The Audit Committee held four meet-ings during 1995 and is responsible for coordinating the audit service with McGladrey & Pullen and addressing internal audit functions. The Loan Committee held twelve meetings during 1995 and is responsible for review and oversight of the loan activities of the Bank. The ESOP Committee, which is responsible for overseeing the ESOP in connection with which the Bank serves as trustee, had two meetings during 1995. During 1995, all of the directors of the Bank attended at least 75% of the total number of meetings of the Board of Directors and the committees to which each director was appointed.

         Directors of the Bank who are not employees of the Bank (all directors but Mr. Seegmiller) receive a retainer of $3,500 per year and $250 for each meeting of the Board of Directors attended. William H. Olin, the Chairman of the Board of the Bank, receives an additional $1,200 per year as a retainer fee. Directors of the Bank who are not employees of the Bank are compensated for serving on the various Bank committees at the rate of $150 per meeting attended.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

         Set forth in the following table is certain information on each person who is known to the Board of Directors to be the beneficial owner as of February 29, 1996 of more than 5% of the Company's Common Stock, which is the only class of equity securities which the Company has outstanding.

Amount and Nature of Beneficial Ownership

                         Total Shares    Sole Voting      Shared Voting
Name & Address of        Beneficially   and Investment   and Investment  Percent
Beneficital Owner           Owned           Power             Power       Class
-----------------        ------------   --------------   --------------  -------


Hills Bank and Trust           52,711        0              52,7111      10.64%
Company, as trustee
of the Hills Bank and
Trust Company
Employee Stock
Ownership Plan
131 Main Street
Hills, Iowa  522235

NOTE:

  1 Consists of shares of Company Common Stock allocated to the accounts of employees of the Bank eligible to participate in the Hills Bank and Trust Company Employee Stock Ownership Plan. Employees are entitled to direct the trustee how to vote shares allocated to their accounts.

         The following table sets forth certain information as of February 29, 1996 as to the number of shares of the Company's Common Stock beneficially owned by each director, nominee for director, executive officer and by the executive officers and directors as a group.

                                                Amount and Nature of Beneficial Ownership
                                        --------------------------------------------------------
                                        Total Shares   Sole Voting    Shared Voting
                                        Beneficially  and Investment  and Investment  Percent of
Name                                        Owned         Power           Power          Class
----                                    ------------  --------------  --------------  ----------
Willis M. Bywater ......................  8,855(1)       5,135            3,720          1.79%
Thomas J. Gill, D.D.S ..................    685(1)         685                0           .14%
Donald H. Gringer ......................    893(1)         893                0           .18%
Richard W. Oberman .....................  5,085(1)       1,425            3,660          1.03%
William H. Olin, D.D.S .................  3,637(1)       1,370            2,267           .73%
Theodore H. Pacha ......................    885(1)         885                0           .18%
Ann Marie Rhodes .......................    685(1)         685                0           .14%
Earlis Rohret ..........................  6,685(1)       3,685            3,000          1.35%
Dwight O. Seegmiller ................... 10,411(2)      10,011              400          2.10%
Ronald E. Stutsman .....................  4,962(1)       4,899               63          1.00%
Earl M. Yoder ..........................  5,388(1)       5,388                0          1.09%
Non-Director Executive Officers
Thomas J. Cilek ........................  4,277(2)       2,737            1,540           .86%
James G. Pratt .........................  5,062(2)       3,422            1,640          1.02%
All Directors and Executive              57,510(3)      41,220           16,290         11.59%
Officers as a group (13 persons)

NOTES:

  1 This figure includes 685 shares subject to currently exercisable stock options granted in 1993 to the director of the Company pursuant to the Hills Bancorporation 1993 Incentive Stock Plan.

  2 This figure includes shares held by the Hills Bank and Trust Company Employee Stock Ownership Plan which have been allocated to the executive officer for voting purposes. The following number of shares have been allocated under the ESOP to the executive officers for voting purposes:
     Mr. Seegmiller - 4,331; Mr. Cilek - 2,737; Mr. Pratt - 3,422; all executive officers as a group -10,490.

  3 Includes shares subject to currently exercisable options and shares held by the Hills Bank and Trust Company Employee Stock Ownership Plan as noted in Notes 1 and 2.

                      EXECUTIVE COMPENSATION AND BENEFITS

Summary Compensation Table

         The following table provides certain summary information concerning compensation paid or accrued by the Company and the Bank for the last three fiscal years with respect to Mr. Seegmiller, as President of the Company, and to the other two executive officers of the Company:

                                                                                               Long Term
                                                            Annual Compensation               Compensation
                                                   ------------------------------------    ------------------
Name and                                                                                         Awards
Name and                                                                                   ------------------
Principal                                                                                      Securities            All Other
Position                                           Year    Salary ($)       Bonus ($)(1)   Underlying Options   Compensation ($)(2)
---------                                          ----    ----------       ------------   ------------------   -------------------

Dwight O. Seegmiller ........................      1995     180,500            13,986                 0               19,500
President of Company ........................      1994     167,550             5,000                 0               22,500
and Bank ....................................      1993     157,550             5,000             2,962               24,382

Thomas J. Cilek .............................      1995     151,500             6,390                 0               19,500
Secretary of Company ........................      1994     142,550             5,000                 0               22,133
Senior Vice President .......................      1993     135,550             5,000             2,561               21,082
of Bank

James G. Pratt ..............................      1995     151,500             5,726                 0               19,500
Treasurer of Company; .......................      1994     137,550             5,000                 0               21,383
Senior Vice President .......................      1993     130,550             5,000             2,465               20,332
Controller of Bank

NOTE:

  1 Consists of a $5,000 cash bonus and additional compensation that represents the contributions, which were limited due to statutory and administrative rules, for the Hills Bank and Trust Company Employee Stock Ownership Plan and Profit Sharing Plan.

  2 Consists solely of contributions made by the Bank to the Hills Bank and Trust Company Employee Stock Ownership Plan and Profit Sharing Plan for the named executive officer for the specified year.

Unexercised Stock Options

         The following table contains information concerning unexercised stock options which were granted prior to the last fiscal year to the named executive officers under the Company's 1993 Incentive Stock Plan:


                                  Number of
                             Securities Underlying        Value of Unexercised
                             Unexercisable Options        In-the-Money Options
                                 at FY-End (#)                at FY-End($)
                                  Exercisable/                Exercisable/
                              Unexercisable(1)(2)           Unexercisable(3)
                             ---------------------        --------------------

Dwight O. Seegmiller              -0-/2,962                   $-0-/$63,683
Thomas J. Cilek                   -0-/2,561                   $-0-/$55,062
James G. Pratt                    -0-/2,465                   $-0-/$52,998

NOTES:

  1 Options were granted in tandem with dividend equivalents. Dividend equivalents entitle the holder of the option to receive, upon exercise of the option, a cash payment equal to the dividends paid with respect to the shares purchased from the date the option was granted through the date the option was exercised.

  2 All options granted are subject to a five-year vesting requirement and no options may be exercised before July 13, 1998. All options will be forfeited if the holder ceases to be employed by the Bank prior to satisfying the five-year vesting requirement. The options may, in the discretion of the Board of Directors, vest immediately upon a change in the control of the Company.

  3 These dollar values were calculated by determining the difference between the fair market value of the securities underlying the options and the exercise or base price of the options at fiscal year-end. Options were granted at an exercise price equal to the then fair market value of the underlying stock which was determined by the Incentive Stock Committee of the Board of Directors to be equal to the then book value per share ($78.50) of the stock. The fair market value of stock as of December 31, 1995 is $100.00 per share. Since no established trading market exists for the Company's common stock the price of $100.00 is based on the last known selling price in December, 1995. The book value per share of the stock as of December 31,1995 is $98.90 com-puted on the same method as the $78.50 book value used at the date the options were granted.

Employee Stock Ownership Plan

         The Bank sponsors a tax-qualified income plan for its employees known as the Hills Bank and Trust Company Employee Stock Ownership Plan (the "ESOP"). The ESOP is described in and operated in accordance with the provisions of the written plan document. The Bank is the trustee of the ESOP assets. The ESOP is a defined contribution plan designed primarily to reward eligible employees for long and loyal service by providing them with retirement benefits. The ESOP is designed and intended to invest primarily in Common Stock issued by the Company and, in so doing, to provide for employee participation in the equity ownership of the Company. The ESOP may also provide benefits in the event of death, disability or other termination of employment prior to retirement. Any benefits payable under the ESOP will be based solely upon the amounts contributed for the benefit of a participant and any changes in the value of those contributions while they are held in the ESOP. The total number of participants in the ESOP as of January 1, 1996, was 147.

         Participating employees are entitled to direct the trustee of the ESOP how to vote the Common Stock of the Company held for their benefit and allocated to their accounts under the ESOP. The trustee of the ESOP will have voting discretion with regard to all other Common Stock of the Company owned by the ESOP, if any. All common stock owned by the ESOP has been allocated to participating employees.

         Each calendar year the Bank, as plan sponsor, contributes to the ESOP such amount as may be determined by the Board of Directors of the Bank or as may be required to make any payments of principal and interest due on any loan made to the Trustee of the ESOP. The ESOP does not require or allow contributions by participating employees. Distributions of benefits from the ESOP to plan participants or their beneficiaries can be made either in cash or in Common Stock of the Company. In recent years, distributions have been made partly in cash and partly in Common Stock of the Company. Subject to certain exceptions, contributions to the ESOP are fully vested after seven (7) years of service with the Bank.

         The following table indicates the amount accrued pursuant to the ESOP for each named executive officer or group during 1995:

Name of Individual                    Capacities in                      Amounts
or Number in Group                    Which Served                       Accrued
------------------                    -------------                      -------

Dwight O.  Seegmiller        Director and President of the               $3,000
                             Company; Director and President
                             of the Bank

Thomas J.  Cilek             Secretary of the Company;                   $3,000
                             Senior Vice President of the Bank

James G.  Pratt              Treasurer of the Company;                   $3,000
                             Senior Vice President and
                             Controller of the Bank

All Executive Officers
  as a Group (3 person)                                                  $9,000
All Other Participating
  Employees (144 persons)                                               $67,233

Profit Sharing Plan

         The Bank began sponsoring a new profit sharing plan in December, 1994. The Bank is the trustee of the Hills Bank and Trust Company Profit Sharing Plan (the "Profit Sharing Plan"). The Profit Sharing Plan will be operated in accordance with the provisions of the written plan document. The Profit Sharing Plan, like the ESOP, is designed primarily to reward eligible employees for long and loyal service by providing them with retirement benefits. The Profit Sharing Plan is a defined contribution plan and will be invested in assets other than equity securities of the Company. Any benefits payable under the Profit Sharing Plan will be based solely upon the amounts contributed for the benefit of a participant and any changes in the value of those contributions while they are held in the Profit Sharing Plan. The Profit Sharing Plan does not require or allow contributions by participating employees. Subject to certain exceptions, contributions to the Profit Sharing Plan are fully vested after seven (7) years of service with the Bank.

         The following table indicates the amount accrued pursuant to the Profit Sharing Plan for each named executive officer or group during 1995:

Name of Individual                   Capacities in                      Amounts
or Number in Group                    Which Served                      Accrued
------------------                   -------------                      --------

Dwight O.  Seegmiller         Director and President of the
                              Company; Director and President
                              of the Bank                               $ 16,500

Thomas J.  Cilek              Secretary of the Company;
                              Senior Vice President of the Bank         $ 16,500

James G.  Pratt               Treasurer of the Company;
                              Senior Vice President and
                              Controller of the Bank                    $ 16,500

All Executive Officers
  as a Group (3 persons)                                                $ 49,500

All Other Participating
  Employees (144 persons)                                               $369,779

Performance Graph

         The graphical presentation omitted herein provides information regarding cumulative, five year shareholder returns on an indexed basis of the Company's Common Stock as compared with NASDAQ Market Index and the West North Central Bank Index prepared by Media General Financial Services of Richmond, Virginia. The latter index reflects the performance of thirty-eight bank holding companies operating principally in the upper Midwest as selected by Media General Financial Services. The indexes assume the investment of $100 on December 31, 1990 in Company Common Stock, the NASDAQ Index and the West North Central Bank Index, with all dividends reinvested.

The following data points were utilized in preparation of the omitted graph.

                                 1990    1991    1992    1993    1994    1995
                                ------  ------  ------  ------  ------  -----

Hills Bancorporation ........   100.00  113.98  129.50  147.39  170.46  186.36
West North Central Bank Index   100.00  171.08  216.40  241.23  248.24  364.81
NASDAQ Market Index .........   100.00  128.38  129.64  155.50  163.26  211.77


Compensation Committee Interlocks and Insider Participation

         Except as otherwise noted below, all compensation decisions affecting the executive officers of the Company and the Bank are made by the Board of Directors of the Bank, as the executive officers are employees of the Bank. The Board of Directors of the Bank has not established a compensation committee. Mr. Seegmiller, President of the Bank, serves on the Board of Directors of the Bank, but doesn't participate in deliberations or voting on decisions concerning compensation of executive officers. Although Mr. Seegmiller does make a recommendation to the Board of Directors regarding the compensation of Mr. Cilek and Mr. Pratt, no recommendation is made by Mr. Seegmiller regarding his own compensation. After making such recommendations, Mr. Seegmiller is excused from the meeting and the Board of Directors deliberates and votes upon the compensation to be paid to each of the three executive officers. Decisions regarding the award of stock options to the three executive officers pursuant to the Company's Incentive Stock Plan are made by a committee of the Board of Directors of the Company consisting of the ten non-employee directors (all directors but Mr. Seegmiller).

         Willis M. Bywater and Theodore H. Pacha, both members of the Board of Directors of the Bank and the Incentive Stock Committee, participated in deliberations concerning executive compensation matters during 1995. Under rules of the Securities and Exchange Commission, the Bank is required to disclose that it has had certain business relationships during 1995 with Economy Advertising Company, a commercial printing and specialty advertising firm and Hawkeye Medical Supply, a medical and office supply store. Mr. Bywater is an executive officer and principal shareholder of Economy Advertising Company and Mr. Pacha is an executive officer and owner of Hawkeye Medical Supply. During 1995, the Bank paid the sum of $172,046 to Economy Advertising Company for commercial printing services and for the purchase of calendars and other specialty advertising items and $60,070 to Hawkeye Medical Supply for office equipment and supplies. The Bank contemplates that it will purchase a similar amount of goods and services from Economy Advertising Company and Hawkeye Medical Supply during 1996. Such business relationships have been entered into in the ordinary course of business of the Bank and, in the opinion of management, the prices charged for the goods and services provided by Economy Advertising Company and Hawkeye Medical Supply Company are at least as favorable to the Bank as prices generally charged by similar businesses in the area for such goods and services. The Board of Directors of the Bank does not believe that the participation by Mr. Bywater and Mr. Pacha in the deliberations concerning executive compensation has provided the executive officers of the Bank with more favorable compensation arrangements than would have been the case absent their participation.

                        REPORT ON EXECUTIVE COMPENSATION

         Under rules established by the Securities and Exchange Commission, the Company is required to provide certain data and information in regard to the compensation and benefits provided to Dwight Seegmiller, as President of the Company and the Bank, and the other two executive officers of the Company and the Bank. The disclosure requirements for these three individuals (the "executive officers") include information set forth in various compensation tables contained in this Proxy Statement and a report explaining the rationale and matters considered in making fundamental executive compensation decisions affecting those individuals. Decisions regarding executive officer salaries,bonuses and contributions to the ESOP and, beginning in 1994, the Profit Sharing Plan are made by the Board of Directors of the Bank, with Mr. Seegmiller abstaining from deliberations and voting on such matters. Decisions regarding the grant of awards to executive officers pursuant to the Incentive Stock Plan are made by the Incentive Stock Committee of the Board of Directors of the Company, consisting of the ten non-employee directors (all directors but Mr. Seegmiller). In fulfillment of the disclosure requirements, the Board of Directors of the Bank and the Incentive Stock Committee of the Company have prepared the following report.

Compensation Policy

         This report describes the current compensation policy as endorsed by the Board of Directors of the Bank and the Incentive Stock Committee and the resulting actions taken in arriving at 1995 compensation as reported in the various compensation tables. The executive compensation program of the Bank has been designed to:

  o provide a pay for performance policy that differentiates compensation amounts based upon corporate and individual performance;

  o provide compensation opportunities which are comparable to those offered by other Iowa-based financial institutions, thus allowing the Bank to compete for and retain talented executives who are essential to the long-term success of the Company and the Bank; and

  o align the interest of the executive officers with the long-term interest of the Company's shareholders through the ownership of Company Common Stock.

         The executive compensation program is comprised of salary, opportunities for annual cash bonuses, participation in the ESOP and opportunities for long-term incentives pursuant to awards granted under the Incentive Stock Plan and, beginning in 1994, participation in the Profit Sharing Plan. An executive officer's salary is based on a number of factors, including the Bank's performance as compared to internally established goals for the most recently ended fiscal year and to the performance of other Iowa-based financial institutions, the individual officer's level of responsibility within the Bank and comparisons to salaries paid to officers holding similar positions in other Iowa-based financial institutions. The award of an annual cash bonus is made in the discretion of the Board of Directors and not pursuant to any formal plan or formula. A bonus, if granted, is based on the individual performance of the executive officer and the achievement of financial performance goals of the Bank, as established in the Bank's annual budget and business plan. The Bank, as plan sponsor of the ESOP, makes an annual ESOP contribution which is allocated among all participating employees of the Bank, including the executive officers, based on their annual salaries. In 1995, the Bank, as sponsor of the Profit Sharing Plan, made a Profit Sharing Plan contribution which was allocated among all participating employees of the Bank, including the executive officers, based on their annual salaries. The amount of the ESOP contribution and the amount of the Profit Sharing Plan contribution are determined in the discretion of the Board of Directors and are based on the achievement of financial performance goals of the Bank as established in the Bank's annual budget and business plan. The Incentive Stock Committee uses the award of stock options to executive officers (as well as the award of restricted stock to other Bank employees) to align their interests with those of the shareholders; however, significant vesting periods are also used to encourage retention as employees. The amount of options granted is determined by reviewing the practices of other financial institutions based on information provided by an outside consultant to the Board of Directors.

         In 1993, Section 162(m) of the Internal Revenue Code was amended to place limits on the deductibility of compensation in excess of $1 million paid to executive officers of publicly held companies. The Board of Directors of the Bank does not believe, however, that the amendment has had or will have any impact on the compensation policies followed by the Board.

President's Compensation

         Mr. Seegmiller's base salary was increased from $167,550 to $180,500 effective January 1, 1995. This increase reflected consideration of (i) an assessment of the Bank's performance during 1994 as compared to goals set in the Bank's annual budget and business plan for 1994, (ii) a comparison of the Bank's performance as compared with that of other Iowa-based financial institutions, and (iii) compensation data provided by comparative industry surveys. Each year, management of the Bank prepares, and the Board of Directors approves, an annual budget and business plan con-taining financial performance goals measured primarily in terms of earnings per share, asset quality, return on assets and return on stockholder's equity. In setting Mr. Seegmiller's salary for 1995, the Board reviewed the goals established for 1994 and determined that such goals had been achieved by the Bank. The Board also reviewed the Bank's performance as compared to that of other Iowa-based financial institutions of similar asset size. Compensation data for other Iowa- based financial institutions of similar asset size is also provided through surveys independently prepared by the Iowa Bankers Association. The survey reviewed by the Board in setting 1995 salary contained information on salaries paid during 1994 to the chief executive officers of all of the 19 Iowa-based banks with deposits in excess of $225 million. While the foregoing factors are not specifically weighted in the decision-making process, primary emphasis is placed on the Bank's performance during the previous year as compared to the internally-established goals. Review of comparable compensation data is used primarily as a check to ensure that the salary established is within the range of salaries paid to other chief executive officers of Iowa-based financial institutions. Although the Board reviewed a number of objective factors as described above in setting Mr. Seegmiller's salary for 1995, the amount of the increase was based on a subjec-tive determination by the Board.

         Mr. Seegmiller was awarded a cash bonus in 1995 in the amount of $5,000 based on a determination by the Board of Directors that the Bank had accomplished certain goals as established in the budget and business plan for 1994. Those goals were measured primarily in terms of earnings per share, asset quality, return on assets and return on stockholders' equity. The amount of the bonus was based on a subjective determination by the Board. In addition to the cash bonus, Mr. Seegmiller received additional compensation that represents the contributions, which were limited due to statutory and administrative rules, for the Hills Bank and Trust Company Employee Stock Ownership Plan and Profit Sharing Plan.

         A contribution of $19,500 was made to Mr. Seegmiller's ESOP and profit sharing accounts during 1995. The size of the contribution was determined as a function of Mr. Seegmiller's 1994 salary (not including bonus) and the size of the contribution made by the Bank, as plan sponsors, to the ESOP and profit sharing plan for the benefit of all employees of the Bank eligible to participate in the ESOP and profit sharing plans limited to a maximum of 15% of $150,000 or $22,500 established by the Internal Revenue Service. For 1994, the ESOP and profit sharing plan contributions made by the Bank amounted to 13% of the aggregate salaries paid to all Bank employees eligible to participate in the plans. The size of the ESOP and profit sharing contributions are determined by the Board of Directors in its discretion based on its assessment of whether the Bank achieved the goals established in the annual budget and business plan for 1995. Once the size of the ESOP and profit sharing contributions were determined, such contributions were allocated among the ESOP and profit sharing accounts of all eligible employees of the Bank, including Mr. Seegmiller, based on their annual salaries for 1995.

Compensation for Other Executive Officers

         Effective January 1, 1995, the Board of Directors increased the salaries paid to the two other executive officers of the Bank as reflected in the compensation table appearing herein. The Board of Directors also awarded a cash bonus of $5,000 to each of the other two executive officers in 1995 and bonuses as discussed for Mr. Seegmiller and appearing on the compensation table. The salary increases and bonus awards were based on the same considerations as the compensation decisions for the President of the Bank. Additionally, contributions were made to the ESOP accounts and the Profit Sharing Plan accounts of the other two executive officers, the size of which were determined in accordance with the same procedure as used for all employees of the Bank.

                          BOARD OF DIRECTORS
                          HILLS BANK AND TRUST COMPANY

                          INCENTIVE STOCK COMMITTEE
                          HILLS BANCORPORATION

                          Willis M. Bywater         Theodore H. Pacha
                          Thomas J. Gill, D.D.S.    Earlis Rohret
                          Donald H. Gringer         Ann Marie Rhodes
                          Richard W. Oberman        Ronald E. Stutsman
                          William H. Olin, D.D.S.   Earl M. Yoder

                  LOANS TO AND CERTAIN OTHER TRANSACTIONS WITH
                        EXECUTIVE OFFICERS AND DIRECTORS

         Certain of the officers and directors of the Company, their associates or members of their families, were customers of, and have had transactions with, the Bank from time to time in the ordinary course of business, and additional transactions may be expected to take place in the ordinary course of business in the future. All loans and commitments included in such transactions have been made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. In the opinion of management of the Bank, such loan transactions do not involve more than the normal risk of collectibility or present other unfavorable features.

         During the past year, the Bank and the Company have maintained business relationships with certain companies partially owned or operated by members of the Board of Directors of the Company through the purchase of varying amounts of goods and services from such companies. All such business relationships have been entered into in the ordinary course of business of the Bank and the Company and, in the opinion of management, the prices charged for such goods and services have been at least as favorable to the Bank and the Company as prices generally charged by similar businesses in the area for such goods and services. Management of the Company anticipates that the Bank and the Company will continue to maintain such business relationships on a similar basis to the extent that such goods and services are required by the Bank and the Company in the future.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

         McGladrey & Pullen, LLP, Certified Public Accountants, provided accounting services to the Company during the Company's fiscal year ended December 31, 1995. The Board of Directors of the Company has selected McGladrey & Pullen, LLP to provide accounting services to the Company for the fiscal year ending December 31, 1996. A representative of McGladrey & Pullen is expected to be present at the Annual Meeting with the opportunity to make a statement if he desires to do so and he is also expected to be available to respond to appropriate questions.

                           PROPOSALS BY SHAREHOLDERS

         Shareholder proposals intended to be presented at the Annual Meeting of Shareholders to be held in 1997 must be received by the Company no later than December 2, 1996 for inclusion in the Company's proxy statement and form of proxy relating to that meeting. Proposals should be submitted to the Company at its principal executive offices at 131 Main Street, Hills, Iowa 52235.

                        AVAILABILITY OF FORM 10-K REPORT

         Copies of the Company's Annual Report to the Securities and Exchange Commission (Form 10-K) including the financial statements and schedules thereto for the fiscal year of the Company ended December 31, 1995, will be mailed when available without charge (except for exhibits) to a holder of shares of the Common Stock of the Company upon written request to James G. Pratt, Treasurer, Hills Bancorporation, 131 Main Street, Hills, Iowa 52235.

                                 OTHER MATTERS

         Management of the Company knows of no other matters which will be presented for consideration at the Annual Meeting of Shareholders other than those stated in the Notice of Annual Meeting which is part of this Proxy Statement, and management does not intend itself to present any such other business. If any other matters do properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote thereon in accordance with their judgment. The proxy will also have the power to vote for the adjournment of the meeting from time to time.

         A copy of the Annual Report of the Company for the year ended December 31, 1995, is mailed to shareholders together with this Proxy Statement. Such report is not incorporated in this Proxy Statement and is not to be considered a part of the proxy soliciting material.

                                        By Order of the Board of Directors


                                        /s/ Dwight O. Seegmiller
                                        ----------------------------------------
                                        Dwight O. Seegmiller
                                        President

March 25, 1996
Hills, Iowa